Exhibit 99

           Carpenter Technology Reports Record First Quarter Results


    -- Record first quarter net income of $51 million - up 28% from last year's record first quarter

    -- Results include LIFO inventory valuation reserve charge of $26 million

    -- Record first quarter sales of $404 million - up 17% from last year's record first quarter

    -- Aerospace market quarterly sales increased 34% to $158 million, a first quarter record

    Business Editors

    WYOMISSING, Pa.--(BUSINESS WIRE)--Oct. 26, 2006--Carpenter
Technology Corporation (NYSE:CRS) today reported record first quarter sales and net income. Results were led by solid demand across several key end-use markets, increased sales of higher value products, and the company's continued focus on cost through lean and variation reduction.

    Net sales for the first quarter ended September 30, 2006 were $404.5 million, compared with $346.0 million for the same quarter a year ago.

    Net income in the first quarter was $51.2 million, or $1.94 per diluted share, compared to net income of $40.1 million, or $1.54 per diluted share, a year ago.

    Free cash flow in the first quarter was $50.8 million, compared with $0.7 million in the quarter a year ago.

    First Quarter - Operating Summary

    "Our focus on the sale of higher value materials, continued efforts in lean and variation reduction, and favorable market conditions helped us to achieve record first quarter results," said Robert J. Torcolini, chairman, president and chief executive officer. "We are especially pleased to report record performance despite the significant rise in the cost of raw materials during the quarter.

    "Demand from the aerospace market remained robust during the quarter, resulting in record first quarter shipments of titanium materials and solid growth in our specialty alloys and ceramic materials."

    For the first quarter, Carpenter's sales increased 17 percent compared to a year ago. Sales benefited from higher surcharges, base price increases, and increased sales of higher value materials. Adjusted for surcharges, sales increased 10 percent from the first quarter a year ago.

    Sales to the aerospace market increased 34 percent from the first quarter a year ago to $158 million, a first quarter record. Demand for titanium materials used in the manufacture of fasteners for commercial and military aircraft was particularly strong during the quarter and resulted in record shipments. Additionally, Carpenter experienced solid demand for its specialty alloys and ceramic materials used in the manufacture of aircraft engines, turbine blades, and airframe structural components.

    Automotive and truck market sales grew 23 percent from the first quarter a year ago to $52 million. Increased sales of high temperature materials used in engine components were the primary reason for the growth. Also, higher sales of materials used in automotive safety devices contributed to the increase.

    Sales to the industrial market increased 13 percent to $88 million. The industrial market excludes sales of materials used in oil and gas exploration applications, which are now included in a new category titled "energy." Sales to the industrial market primarily benefited from increased sales of materials used in the manufacture of capital equipment and higher value products sold to independent distributors.

    Consumer market sales increased 2 percent to $48 million.
Increased sales of higher value strip products used in thermostats and consumer electronic applications were partially offset by reduced sales to the sporting goods market.

    Sales to the energy market, which includes oil and gas and power generation, were $29 million or flat with a year ago. Sales to the oil and gas sector increased 67 percent from the same quarter a year ago. Sales benefited from profitable market share gains as well as growth with key customers. Offsetting the growth was lower sales to the power generation sector due to the timing of shipments to customers.

    Medical market sales decreased 7 percent to $30 million. The decline in sales reflected inventory adjustments taking place within that supply chain.

    Geographically, sales outside the United States increased 20 percent from the same quarter a year ago to $123 million, a first quarter record. International sales, which represented 30 percent of total sales, reflected strong demand for higher value materials, particularly from the aerospace market.

    Carpenter's first quarter gross profit increased 13 percent to $103.9 million, or 25.7 percent of sales, from $91.7 million, or 26.5 percent of sales, in the same quarter a year ago.

    The decline in gross margin as a percent of sales resulted from the steep rise in the cost of nickel, a primary raw material for the company. During the quarter, average nickel prices on the London Metal Exchange were 100 percent higher than the quarter a year ago. Cost of sales in the first quarter of fiscal 2006 included a charge of $26.2 million to value inventories using the last-in, first-out (LIFO) method of accounting, due primarily to rising nickel costs. In the first quarter a year ago, cost of sales included a $3.7 million credit to value inventories using LIFO.

    Carpenter's surcharge mechanism is structured to recover high raw material costs, although with a lag effect. Additionally, gross margin as a percent of sales was negatively impacted by a 68 percent increase in the amount of surcharge collected during the recent first quarter versus a year ago. While the surcharge protects the absolute gross profit dollars, it does have a dilutive effect on gross margin as a percent of sales. In the recent first quarter, the dilutive effect on gross margin was approximately 120 basis points.

    Partially offsetting the impact of higher raw material costs on margins were increased base prices, higher volumes and ongoing cost reductions generated by lean and variation reduction initiatives.

    Carpenter generated a 15 percent increase in operating income to a first quarter record of $73.1 million, or 18.1 percent of sales from $63.7 million, or 18.4 percent of sales, generated a year ago. Operating income in the recent first quarter reflected $1.6 million of due diligence expenses associated with the review of an acquisition target.

    Outlook

    "The strength in aerospace and other key markets should continue to drive our performance through the balance of this fiscal year," said Torcolini. "We are continuing with our relentless focus on lean and variation reduction to create additional operating leverage as we capitalize on these strong market conditions.

    "We remain committed to refining our business operating model so that we will continue to generate returns in excess of our cost of capital through all phases of a business cycle."

    Torcolini concluded, "Based on current market conditions and expectations for steady growth, we anticipate another record year of sales and net income in fiscal 2007. Additionally, we expect free cash flow to exceed $200 million."

    Segment Results - First Quarter

    Specialty Metals

    Net sales for the quarter ended September 30, 2006 for the Specialty Metals segment, which includes Specialty Alloys Operations, Dynamet, and Carpenter Powder Products business units, were $377.2 million, compared to $321.3 million in the same quarter a year ago. Sales of specialty alloys, stainless steels and titanium experienced strong growth in the quarter.

    Sales of specialty alloys increased 20 percent to $172 million in the first quarter from a year ago. Solid demand from the aerospace and oil and gas markets were the primary contributors to the increase.

    Stainless steel sales were $144 million or 13 percent higher than a year ago. Higher sales to the automotive and industrial markets contributed to the increase.

    Sales of titanium increased 33 percent to $48 million. Robust demand from the aerospace market for wire products used in the manufacture of aerospace structural fasteners was the primary contributor to the growth. Partially offsetting the increase was reduced sales to the medical market.

    Operating income for the Specialty Metals segment was $71.9 million in the recent first quarter, compared to $61.0 million in the same quarter a year ago. The change in operating income reflected increased sales of higher value materials, higher base prices, and a continued focus on operational improvements.

    Engineered Products Segment

    Net sales for this segment, which includes sales of ceramic components and fabricated metal, increased 12 percent to $28.0 million from $25.1 million a year ago. Increased sales of ceramic cores used in the casting of jet engine turbine blades primarily drove the improvement.

    In the first quarter, operating income for the Engineered Products segment was $5.4 million compared to $5.2 million in the same quarter a year ago. The increase was attributable to higher sales and better operating efficiencies.

    Other Items

    In the first quarter of fiscal 2007, selling and administrative expenses were $30.8 million, or 7.6 percent of sales, compared to $28.0 million, or 8.1 percent of sales, in the same quarter a year ago. The increase was primarily related to $1.6 million of due diligence expenses associated with the review of an acquisition target and $0.8 million from executive recruitment fees.

    Interest expense for the quarter was $5.8 million, compared with $6.0 million in the first quarter a year ago.

    Other income in the quarter was $5.9 million, compared with $3.0 million in last year's first quarter. The change in other income is primarily due to increased interest income from higher balances of invested cash.

    Carpenter's income tax provision in the recent first quarter was $22.0 million, or 30.1 percent of pre-tax income, versus $20.6 million, or 33.9 percent, in the same quarter a year ago. The tax provision in the recent first quarter was favorably impacted by the reversal of certain deferred tax valuation allowances due to changes in specific state tax laws and an improved outlook regarding the ability to use those benefits. The company expects that its full year tax rate will be in the range of 33 to 35 percent.

    Cash Flow and Liquidity

    Carpenter has maintained the ability to provide cash to meet its needs through cash flow from operations, management of working capital, and the flexibility to use outside sources of financing to supplement internally generated funds.

    Free cash flow in the recent first quarter was $50.8 million, compared with free cash flow of $0.7 million in the quarter a year ago.

    Conference Call

    Carpenter will host a conference call and webcast today, October 26, at 10:00 AM, Eastern Time, to discuss the results of operations for the first quarter of fiscal 2007.

    Please call 610-208-2800 for details of the conference call. Access to the call will also be made available at Carpenter's web site (www.cartech.com) and through CCBN (www.ccbn.com). A replay of the call will be made available at www.cartech.com or at www.ccbn.com.

    Carpenter produces and distributes specialty alloys, including stainless steels, titanium alloys, and superalloys, and various engineered products. Information about Carpenter can be found on the Internet at www.cartech.com.

    Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected, anticipated or implied. The most significant of these uncertainties are described in Carpenter's filings with the Securities and Exchange Commission including its annual report on Form 10-K for the year ended June 30, 2006, and the exhibits attached to those filings. They include but are not limited to: 1) the cyclical nature of the specialty materials business and certain end-use markets, including aerospace, industrial, automotive, consumer, medical, and energy including power generation, or other influences on Carpenter's business such as new competitors, the consolidation of customers, and suppliers or the transfer of manufacturing capacity from the United States to foreign countries; 2) the ability of Carpenter to achieve cost savings, productivity improvements or process changes; 3) the ability to recoup increases in the cost of energy and raw materials or other factors; 4) domestic and foreign excess manufacturing capacity for certain metals;
5) fluctuations in currency exchange rates; 6) the degree of success of government trade actions; 7) the valuation of the assets and liabilities in Carpenter's pension trusts and the accounting for pension plans; 8) possible labor disputes or work stoppages; 9) the potential that our customers may substitute alternate materials or adopt different manufacturing practices that replace or limit the suitability of our products; and 10) the ability to successfully acquire and integrate acquisitions. Any of these factors could have an adverse and/or fluctuating effect on Carpenter's results of operations. The forward-looking statements in this document are intended to be subject to the safe harbor protection provided by
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Carpenter undertakes no obligation to update or revise any forward-looking statements.



                             PRELIMINARY
                   CONSOLIDATED STATEMENT OF INCOME
                 (in millions, except per share data)


                                                    Three Months Ended
                                                       September 30
                                                    ------------------

                                                       2006      2005
                                                    --------   -------

NET SALES                                            $404.5    $346.0

Cost of sales                                         300.6     254.3
                                                    --------   -------
Gross profit                                          103.9      91.7

Selling and administrative expenses                    30.8      28.0
                                                    --------   -------
Operating income                                       73.1      63.7

Interest expense                                        5.8       6.0
Other income, net                                      (5.9)     (3.0)
                                                    --------   -------

Income before income taxes                             73.2      60.7
Income taxes                                           22.0      20.6
                                                    --------   -------
NET INCOME                                            $51.2     $40.1
                                                    ========   =======

EARNINGS PER COMMON SHARE:
   Basic                                              $1.99     $1.59
                                                    ========   =======
   Diluted                                            $1.94     $1.54
                                                    ========   =======


WEIGHTED AVERAGE COMMON
  SHARES OUTSTANDING:
   Basic                                               25.5      25.0
                                                    ========   =======
   Diluted                                             26.3      25.9
                                                    ========   =======

Cash dividends per common share                       0.225     $0.15
                                                    ========   =======




                             PRELIMINARY
                 CONSOLIDATED STATEMENT OF CASH FLOWS
                            (in millions)

                                                    Three Months Ended
                                                       September 30
                                                    ------------------

                                                      2006     2005
                                                    --------- --------

OPERATING ACTIVITIES:
  Net income                                           $51.2    $40.1
  Adjustments to reconcile net income to
   net cash provided from operations:
    Depreciation                                        11.5     11.0
    Amortization                                         0.4      0.6
    Deferred income taxes                               (6.1)     0.3
    Net pension expense                                  1.2      2.7
    Net loss on asset disposals                          0.1      0.2
  Changes in working capital and other:
    Receivables                                          5.1      4.3
    Inventories                                         (8.6)   (25.6)
    Other current assets                                (8.0)     0.5
    Accounts payable                                    25.4    (12.4)
    Accrued current liabilities                         (3.5)   (10.1)
    Other, net                                          (4.7)    (1.3)
                                                    --------- --------
Net cash provided from operating activities             64.0     10.3
                                                    --------- --------

INVESTING ACTIVITIES:
  Purchases of plant, equipment and software            (7.3)    (5.7)
  Proceeds from disposals of plant and equipment         0.2      0.2
  Purchases of marketable securities                  (309.2)   (73.9)
  Sales of marketable securities                       100.4     72.3
                                                    --------- --------
Net cash used for investing activities                (215.9)    (7.1)
                                                    --------- --------

FINANCING ACTIVITIES:
  Payments on long-term debt                            (0.1)      --
  Dividends paid                                        (6.1)    (4.1)
  Tax benefits on share-based compensation               0.1       --
  Proceeds from common stock options exercised           0.1      3.1
                                                    --------- --------
Net cash used for financing activities                  (6.0)    (1.0)
                                                    --------- --------

Effect of exchange rate changes on cash and cash
 equivalents                                            (1.0)     0.2
                                                    --------- --------

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS      (158.9)     2.4
Cash and cash equivalents at beginning of period       413.4    163.8
                                                    --------- --------
Cash and cash equivalents at end of period            $254.5   $166.2
                                                    ========= ========




                             PRELIMINARY
                      CONSOLIDATED BALANCE SHEET
                            (in millions)

                                              September 30   June 30
                                                 2006         2006
                                              ------------ -----------

ASSETS
Current assets:
  Cash and cash equivalents                        $254.5      $413.4
  Marketable securities                             290.0        81.2
  Accounts receivable, net                          229.8       234.7
  Inventories                                       233.7       224.3
  Deferred income taxes                              15.5        13.7
  Other current assets                               40.6        32.0
                                              ------------ -----------
     Total current assets                         1,064.1       999.3

Property, plant and equipment, net                  536.4       541.1
Prepaid pension cost                                247.0       247.1
Goodwill                                             46.4        46.4
Trademarks and trade names, net                      19.9        20.1
Other assets                                         33.9        33.9
                                              ------------ -----------
Total assets                                     $1,947.7    $1,887.9
                                              ============ ===========

LIABILITIES
Current liabilities:
  Accounts payable                                 $162.9      $137.4
  Accrued liabilities                               130.7       133.8
  Current portion of long-term debt                   0.2         0.2
                                              ------------ -----------
     Total current liabilities                      293.8       271.4

Long-term debt, net of current portion              332.9       333.1
Accrued postretirement benefits                      99.4       102.2
Deferred income taxes                               183.2       189.0
Other liabilities                                    47.3        45.9
                                              ------------ -----------
Total liabilities                                   956.6       941.6
                                              ------------ -----------

STOCKHOLDERS' EQUITY
  Convertible preferred stock                        17.8        18.0
  Common stock                                      132.6       132.5
  Capital in excess of par value - common
   stock                                            294.8       294.2
  Reinvested earnings                               594.9       549.8
  Common stock in treasury, at cost                 (36.7)      (37.3)
  Deferred compensation                              (1.5)       (1.5)
  Accumulated other comprehensive loss              (10.8)       (9.4)
                                              ------------ -----------
     Total stockholders' equity                     991.1       946.3
                                              ------------ -----------

Total liabilities and stockholders' equity       $1,947.7    $1,887.9
                                              ============ ===========




                             PRELIMINARY
                        SEGMENT FINANCIAL DATA
                            (in millions)


                                                    Three Months Ended
                                                       September 30
                                                    ------------------

                                                      2006     2005
                                                    --------- --------

Net sales:
  Specialty Metals                                    $377.2   $321.3
  Engineered Products                                   28.0     25.1
  Intersegment                                          (0.7)    (0.4)
                                                    --------- --------

  Consolidated net sales                              $404.5   $346.0
                                                    ========= ========

Operating income:
  Specialty Metals                                     $71.9    $61.0
  Engineered Products                                    5.4      5.2
  Corporate costs                                       (7.9)    (5.1)
  Pension earnings, interest & deferrals                 3.6      2.6
  Intersegment                                           0.1       --
                                                    --------- --------

   Consolidated operating income                       $73.1    $63.7
                                                    ========= ========



Carpenter operates in two business segments, Specialty Metals and Engineered Products. Specialty Metals includes our Specialty Alloys, Dynamet and Carpenter Powder Products business operations. These operations have been aggregated into one reportable segment because of the similarities in products, processes, customers, distribution methods and economic characteristics.

The service cost component of net pension expense, which represents the estimated cost of future pension liabilities earned associated with active employees, is included in the operating results of the business segments. The residual net pension expense, which is comprised of the expected return on plan assets, interest costs on the projected benefit obligations of the plans, and amortization of actuarial gains and losses and prior service costs, is included under the heading "Pension earnings, interest & deferrals."




                             PRELIMINARY
                     SELECTED FINANCIAL MEASURES
                 (in millions, except per share data)


                                                    Three Months Ended
                                                       September 30
                                                    ------------------
FREE CASH FLOW                                        2006     2005
                                                    --------- --------

Net cash provided from operations                      $64.0    $10.3
Purchases of plant, equipment and software              (7.3)    (5.7)
Proceeds from disposals of plant and equipment           0.2      0.2
Dividends paid                                          (6.1)    (4.1)
                                                    --------- --------
Free cash flow                                         $50.8     $0.7
                                                    ========= ========

Free cash flow is a measure of cash generated which management evaluates for alternative uses.

    CONTACT: Carpenter Technology
             Investor and Media Inquiries:
             Jaime Vasquez, 610-208-2165
             jvasquez@cartech.com